As filed with the Securities and Exchange Commission on April 28, 2023

Registration No. 333-269442

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ZYVERSA THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	86-2685744
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2200 N. Commerce Parkway, Suite 208

Weston, FL 33326

(754) 231-1688

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Stephen C. Glover

Chief Executive Officer

ZyVersa Therapeutics, Inc.

2200 N. Commerce Parkway, Suite 208

Weston, FL 33326

(754) 231-1688

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to the agent for service, to:

Michael Lerner, Esq. Jared Kelly, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700	Thomas J. Poletti, Esq. Katherine Blair, Esq. Manatt, Phelps & Phillips, LLP 695 Town Center Drive, 14th Floor Costa Mesa, California 92626 (714) 371-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-269442

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of Zyversa Therapeutics, Inc. (the “Company”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on April 26, 2023, is being filed for the sole purpose of filing an updated Exhibit 5.1 as part of the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below. This Registration Statement shall become effective upon filing with the SEC in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Lowenstein Sandler LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, in the city of Weston, State of Florida, on April 28, 2023.

ZYVERSA THERAPEUTICS, INC.

By:	/s/ Stephen C. Glover
Name:	Stephen C. Glover
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized.

Signature	Title	Date

/s/ Stephen C. Glover	Chief Executive Officer, President and Chairman	April 28, 2023
Stephen C. Glover	(Principal Executive Officer)

/s/ Peter Wolfe	Chief Financial Officer and Secretary	April 28, 2023
Peter Wolfe	(Principal Financial Officer and Principal Accounting Officer)

*	Director	April 28, 2023
Robert G. Finizio

*	Director	April 28, 2023
Min Chul Park, Ph.D.

*	Director	April 28, 2023
Daniel J. O’Connor

*	Director	April 28, 2023
James Sapirstein

*	Director	April 28, 2023
Gregory Frietag

*	Director	April 28, 2023
Katrin Rupalla

By	* /s/ Stephen C. Glover
Stephen C. Glover

Attorney-in-fact